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Exhibit 99.3

Offer to Exchange up to $150,000,000
Principal Amount of 4.50% Senior Notes due 2009
For Any and All Outstanding 4.50% Senior Notes due 2009

Offer to Exchange up to $150,000,000
Principal Amount of 5.25% Senior Notes due 2014
For Any and All Outstanding 5.25% Senior Notes due 2014

By

GTECH Holdings Corporation

To Registered Holders and The Depository Trust Company Participants:

        Enclosed are the materials listed below relating to the offer by GTECH Holdings Corporation, a Delaware corporation (the "Company"), to exchange its 4.50% Senior Notes due 2009 and its 5.25% Senior Notes due 2014 (collectively the "Exchange Notes"), pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 4.50% Senior Notes due 2009 and a like principal amount of its issued and outstanding 5.25% Senior Notes due 2014 (collectively the "Outstanding Notes"), respectively, upon the terms and subject to the conditions set forth in the Company's Prospectus, dated                        , 2005, and the related Letter of Transmittal (which together constitute the "Exchange Offers").

        Enclosed herewith are copies of the following documents:

  1.
  Prospectus dated                        , 2005;

  2.
  Letter of Transmittal for your use in connection with the exchange of Outstanding Notes and for the information of your clients;

  3.
  Notice of Guaranteed Delivery to be used to accept an Exchange Offer if the procedure for book-entry transfer cannot be completed on a timely basis or if the certificates for Outstanding Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date;

  4.
  Letter which may be sent to your clients for whose account you hold Outstanding Notes in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offers.

        We urge you to contact your clients promptly. Please note that each Exchange Offer will expire at 5:00 p.m., New York City time, on                        , 2005 unless extended.

        The Exchange Offers are not conditioned upon any minimum number of Outstanding Notes being tendered.

        Pursuant to the Letter of Transmittal, each holder of Outstanding Notes will represent to the Company that (i) the holder is not an "affiliate" of the Company, (ii) any Exchange Notes to be received by it are being acquired in the ordinary course of its business, and (iii) the holder has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such Exchange Notes. If the tendering holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Outstanding Notes, you will represent on behalf of such broker-dealer that the Outstanding Notes to be exchanged for the Exchange Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, such broker-dealer is not deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        The Instruction to Registered Holder and/or Book-Entry Transfer Participant from Owner, which is attached to the enclosed letter which may be sent to your clients, contains an authorization by the beneficial owners of the Outstanding Notes for you to make the foregoing representations.

        The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Outstanding Notes pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Outstanding Notes to it, except as otherwise provided in Instruction 11 of the enclosed Letter of Transmittal.

        Additional copies of the enclosed material may be obtained from the undersigned.

Very truly yours,
SUNTRUST BANK as Exchange Agent

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF GTECH HOLDINGS CORPORATION OR SUNTRUST BANK OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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  Exhibit 99.3